Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 2nd QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—July 26, 2005—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, recently announced a second quarter dividend in the amount of $.19 per share. This is an increase of $.01 per share from the second quarter of 2004. Company income has increased $239,629 above the same period last year or 11.55%.

Core income from banking operations increased $297,591 from last year or 16.02% for the first six months of 2005. Contributing significantly to the increase in net income was interest income earned from an increase in Loans Held for Investment of $44,214,054.  The company also continues to earn significant income from its Loan Participation program.  These loans are shown below under Loans Held for Sale and totaled $41,718,533 as of June 30, 2005.

Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank, offering a full range of financial services, through eight banking offices in Rockingham and Shenandoah Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:

F & M Bank Corp.

CONTACT:

Neil Hayslett, SVP/CFO, Farmers & Merchants Bank

540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights
	Unaudited For Six Months Ended June 30
INCOME STATEMENT	2005	2004
Operating Income	$10,668,264	$9,095,189
Operating Expenses	7,499,255	6,451,002
Security Gains (Losses)	23,293	320,803
Provision For Income Taxes	877,929	890,246
Net Income	$2,314,373	$2,074,744
Net Income Per Common Share	.96	.86

BALANCE SHEET	Unaudited June 30, 2005	Unaudited June 30, 2004
Loans Held for Investment, Net	$268,745,349	$224,531,295
Loans Held For Sale	41,718,533
Securities	38,167,014	59,157,418
Other Assets	28,185,846	34,956,632
Total Assets	$376,816,742	$318,645,345

Deposits	$257,222,003	$244,382,808
Short Term Debt	50,943,582	11,491,199
Long Term Debt	27,224,165	25,020,298
Other Liabilities	6,034,881	4,944,628
Stockholders’ Equity	35,392,111	32,806,412
Book Value Per Common Share	$14.69	$13.58